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Exhibit 23.1

      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and S-3 (File Nos. 333-46822 and 333-64898) of Holiday RV Superstores, Inc. of our report dated January 25, 2002, except as to Notes 17 and 18 for which the date is March 21, 2002, relating to the financial statements which appears in this Form 10-K/A. We also consent to the incorporation by reference of our report dated January 25, 2002, except as to Notes 17 and 18 for which the date is March 21, 2002, relating to the financial statement schedule, which appears in this Form 10-K/A.

      PricewaterhouseCoopers LLP
      Fort Lauderdale, Florida
      April 10, 2002